Exhibit (a)(5)(A)

FOR IMMEDIATE RELEASE

Contact: Nick Zangari

(502) 394-1157

Nick.Zangari@kyderby.com

Churchill Downs Incorporated Announces Cash Tender Offer

for Up to $500,000,000 of its Common Stock

LOUISVILLE, Ky. (January 10, 2018) - Churchill Downs Incorporated (“CDI”) (NASDAQ: CHDN) announces that it has commenced a cash tender offer to purchase up to $500,000,000 of shares of its common stock. The complete terms of the offer are set forth in the offer to purchase dated today and the related letter of transmittal.

CDI is conducting the offer by means of a procedure commonly called a “modified Dutch auction.” This procedure allows shareholders to select the price, within a price range specified by CDI, and the number of shares they are willing to sell at that price (or, should a higher price be determined as the “purchase price”, such higher price). CDI is offering to purchase its common stock for cash for an aggregate purchase price up to $500,000,000, at a single per-share purchase price not greater than $265.00 and not less than $230.00 net to the tendering shareholder in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in the offer to purchase and the letter of transmittal.

CDI intends to fund the purchase of the Shares with the proceeds from the sale of Big Fish Games, Inc., which was consummated on January 9, 2018.

The offer will expire on the expiration date, which is 11:59 p.m., New York City time, on February 7, 2018, unless extended by CDI. Promptly after the expiration date, CDI will, on the terms and subject to the conditions described in the offer, determine the single per-share purchase price that CDI will pay, subject to “odd lot” priority, proration and conditional tender provisions, for shares properly tendered at or below the purchase price in the offer and not properly withdrawn, and accepted for payment, taking into account the number of shares tendered pursuant to the offer and the prices specified, or deemed specified, by the tendering shareholders. The offer is not conditioned on the receipt of financing or any minimum value of shares being tendered. The offer, however, is subject to other conditions. CDI may extend or amend the offer in its sole discretion, subject to applicable law. If the offer is extended, CDI will delay the acceptance of any Shares that have been tendered. CDI can also terminate the offer under certain circumstances as set forth in the Offer to Purchase.

The purchase price will be the lowest price per share (in increments of $1.00) of not greater than $265.00 and not less than $230.00 per share, at which shares have been properly tendered, or deemed properly tendered, and not properly withdrawn, that will enable CDI to purchase the maximum number of shares having an aggregate purchase price not exceeding $500,000,000 (or, if the offer is not fully subscribed, all shares properly tendered and not properly withdrawn).

All shares purchased in the offer will be purchased at the same purchase price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in the offer to purchase, it is possible that not all of the shares tendered at or below the purchase price will be purchased if shares having an aggregate purchase price in excess of $500,000,000 are properly tendered at or below the purchase price and not properly withdrawn. No shares tendered above the purchase price will be purchased pursuant to the offer.

Tenders of shares must be made prior to the expiration of the offer and tenders may be withdrawn at any time prior to the expiration of the offer or, if not previously accepted for payment, after March 8, 2018. Shareholders wishing to tender their shares but who are unable to deliver them physically or by book-entry transfer prior to the expiration of the offer, or who are unable to make delivery of all required documents to the depositary prior to the expiration of the offer, may tender their shares by complying with the guaranteed delivery procedures set forth in the offer to purchase.

While CDI’s Board of Directors has approved the offer, none of CDI, its Board of Directors, the dealer manager, the information agent or the depositary for the offer makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which they might choose to tender their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and at what price or prices. Prior to making any decision with respect to the offer, shareholders should read carefully the information in the offer to purchase and the related letter of transmittal, including the purposes and effects of the offer. Shareholders should discuss whether to tender their shares with their own brokers, if any, and their financial and tax advisors.

The offer materials are being sent to holders of the common stock. Holders may also obtain copies of the offer materials online at the website of the Securities and Exchange Commission at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO filed by CDI today with the SEC.

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CDI has retained J.P. Morgan Securities LLC to act as dealer manager for the offer. Georgeson LLC is acting as the information agent and American Stock Transfer & Trust Company LLC is acting as the depositary for the offer. For additional information regarding the terms of the offer, please contact: J.P. Morgan Securities LLC at (877) 371-5947 (toll free) or (212) 622-4401 (direct). Requests for documents may be directed to Georgeson LLC by telephone at (866) 628-6024 and questions regarding the offer may be directed to the information agent or to the dealer manager at their telephone numbers above.

CDI is making the tender offer only by, and pursuant to, the terms of the offer to purchase and the letter of transmittal. Shareholders must make their own decision as to whether to tender their shares and, if so, in what amount and at what price within the specified range to tender. The tender offer is not being made to shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the blue sky or other laws of such jurisdiction. In any jurisdiction in which the blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on behalf of CDI by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any new securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

About Churchill Downs Incorporated

Churchill Downs Incorporated (CDI) (NASDAQ:CHDN), headquartered in Louisville, Ky., is an industry-leading racing, gaming and online entertainment company anchored by our iconic flagship event—The Kentucky Derby. We are a leader in brick-and-mortar casino gaming with approximately 10,000 gaming positions in eight states, and we are the largest legal online account wagering platform for horseracing in the United States, through our ownership of TwinSpires.com.

Information set forth in this press release contains various “forward-looking statements”. The reader is cautioned that such forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from expectations include the following: the effect of economic conditions on our consumers’ confidence and discretionary spending or our access to credit; additional or increased taxes and fees; the effect of changes in tax laws on our Company or an investment in our Shares, including as a result of changes made pursuant to recently enacted U.S. tax legislation; public perceptions or lack of confidence in the integrity of our business; loss of key or highly skilled personnel; restrictions in our debt facilities limiting our flexibility to operate our business; general risks related to real estate ownership, including fluctuations in market values and environmental regulations; catastrophic events and system failures disrupting our operations, including the impact of natural and other disasters on our operations and our ability to obtain insurance recoveries in respect of such losses; inability to identify and complete acquisition, expansion or divestiture projects, on time, on budget or as planned; disruption from the sale of Big Fish Games making it more difficult to maintain business and operational relationships; difficulty in integrating recent or future acquisitions into our operations; legalization of online real money gaming in the United States, and our ability to capitalize on and predict such legalization; inability to respond to rapid technological changes in a timely manner; inadvertent infringement of the intellectual property of others; inability to protect our own intellectual property rights; security breaches and other security risks related to our technology, personal information, source code and other proprietary information, including failure to comply with regulations and other legal obligations relating to receiving, processing, storing and using personal information; payment- related risks, such as chargebacks for fraudulent credit card use; compliance with the Foreign Corrupt Practices Act or applicable money-laundering regulations; work stoppages and labor issues; difficulty in attracting a sufficient number of horses and trainers for full field horseraces; inability to negotiate agreements with industry constituents, including horsemen and other racetracks; personal injury litigation related to injuries occurring at our racetracks; the inability of our totalisator company, United Tote, to maintain its processes accurately, keep its technology current or maintain its significant customers; weather conditions affecting our ability to conduct live racing; increased competition in the horseracing business; changes in the regulatory environment of our racing operations; declining popularity in horseracing; seasonal fluctuations in our horseracing business due to geographic concentration of our operations; increased competition in our casino business; changes in regulatory environment of our casino business; development and expansion of casinos is costly and susceptible to delays, cost overruns and other uncertainties; concentration and evolution of slot machine manufacturing and other technology conditions that could impose additional costs; impact of further legislation prohibiting tobacco smoking; geographic concentration of our casino business; changes in regulatory environment for our advanced deposit wagering business; increase in competition in the advanced deposit wagering business; inability to retain current customers or attract new customers to our advanced deposit wagering business; uncertainty and changes in the legal landscape relating to our advanced deposit wagering business; and failure to comply with laws requiring us to block access to certain individuals could result in penalties or impairment in our ability to offer advanced deposit wagering.